ASHFORD HOSPITALITY TRUST, INC.
3rdQuarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
November 1, 2007; 10:00 a.m. CT

Participant 1:	Hi guys. Good morning.

Monty Bennett:	Good morning.

Participant 1:	I know you said that your current trends look good but sounded like, maybe a little worried about the economy going forward as is everybody else. Where would you be comfortable with leverage given the uncertainty in the economy today?

Monty Bennett:	We – we’re not concerned about the near term future as far as the economy goes. We see all signs positive and we see everything just chugging right along. So we’re not concerned about going into a recession here in the short term.

But to answer your question about leverage, the guidance that we’ve given is that we don’t want to have much more than 60%, which is about where we are. So our inclination is to reduce leverage going forward.

We haven’t outlined a specific targeted amount because so often that depends upon what we can sell assets for, what we can raise capital for and the like, and so it’s hard for us to come out and target it.

But we’re not in the market to raise equity capital and our source of capital will be asset sales or JV partners. So, we’re going to continue to chip away on those areas for the foreseeable future unless market conditions change one way or the other.

We’re comfortable with our current debt level but we know that a lot of our investors would rather our debt levels be lower so in appreciation of that, we continue to move in that direction.

Participant 1:	And are you seeing a hesitation – I know you’ve sold a few assets, but are you seeing a hesitation on the part of buyers who are expecting cap rates to go up over the next six months making it more difficult to sell?

Monty Bennett:	Doug, why don’t you tackle that one?

Doug Kessler:	Sure, there’s clearly in the market today some dislocation as a result of the lack of readily available financing. Financing is still available but it’s just taking time for lenders to process it through their committees and for borrowers to be able to find lenders that will actually make a loan, so yes, the market’s timing for transaction phase is slowing down. However, we have not yet seen at least through recent data points any backup in terms of changing cap rates.

There’s been talk about it possibly coming into the pipeline but, you know, with the reduction in financing rates recently and the higher than expected forecast growth in terms of RevPAR performance, it might be the case that those conditions offset the potential impact from the most recent financial dislocation with respect to cap rates.

So, it appears to us that the market is just looking to settle down and have bid as quotes between buyers and sellers get back to a trading range. I think the net impact will be fewer transactions overall for the fourth quarter and going into the first quarter of next year.

Monty Bennett:	For our own portfolio those assets that we’re – we’ve been selling, we have not seen so far a reduction in the pricing that we expected on those assets and re-trading by a potential buyer, it just hasn’t happened for us. So we haven’t seen an impact yet.

Participant 1:	Okay, thank you.

Participant 2:	Thanks. Good morning everyone. Any further insight into what we should expect in asset sales?

I know you touched on it and maybe that’s all you’d like to do, but – you know, you had outlined those three phases in the past and even if we just put that aside, outside of the Sheraton and the office building – or the building in Fort Worth, what do you expect to sell?

Can you quantify it at all – in the next 12 to 18 months?

Monty Bennett:	I don’t know if I can quantify it, but maybe I can give you a little more color. On the phase one – we’re going to continue with the phase one. We’re going to sell almost all in phase two, although one or two we might hold back for a couple of reasons, but that would be offset by the fact that we’re looking elsewhere in our portfolio for additional potential sales.

And we are having those kinds of conversations with potential buyers and potential JV partners.

So it just depends upon whether we think we can get the pricing that we think we need and also the alternative use of the capital.

But our bias is clearly in the direction of not buying and holding and/or selling our assets.

Participant 2:	Okay great. And just one other question on cap ex – you’ve given a figure through ’07, ’08 number. Did you divide that by year? If not, could you?

Monty Bennett:	We didn’t divide it by year. It’s $280 million. We did mention that we’ve got about $77 million capital put in place thus far in 2007. And so you can subtract it out and see how much we’ve got left for the fourth quarter of next year and through – next year, fourth quarter this year and through the rest of next year. Does that help you?

Participant 2:	So we do know what – you have given us fourth quarter of this year?

Monty Bennett:	No. Our number is $280 million.

Participant 2:	Right.

Monty Bennett:	Put in place is $77 million.

Participant 2:	To date.

Monty Bennett:	So far through this year. So – I’m sorry – two and three quarters. So that leaves approximately $200 million left for the fourth quarter this year and then through next year.

Participant 2:	Right, okay. Thank you. And then where does that leave you in terms of – is the whole portfolio where you want it to be? I realize there are always new things that come up but does that generally leave the whole approximately 114 hotels the way you want them to be?

Monty Bennett:	No, we think there’re some ROI opportunities and on top of the $280 million, we’re spending approximately $50 million next year and then toward the end of next year, we’re going to evaluate what other ROI opportunities we want to pursue.

But we see quite a bit of opportunities on these assets so we think there are going to be continued opportunities in order to capitalize on those opportunities.

Participant 2:	Great. Thank you very much.

Participant 3:	Yes, good morning. Most of my questions have already been answered. But could you just clarify for me the 8.3% capitalization rate on trailing 12 months NOI? Is that on the seven hotels that you have contracted for or sold? Is that after or before a reserve from maintenance cap ex is deducted in your calculation?

Monty Bennett:	After.

Participant 3:	After. Thank you.

Participant 4:	Hi. Doug, I want to follow up on the joint venture comments that you made. I realize this is a tough question but can you just give us some kind of handicap on the probability of completing a joint venture, how big of a joint venture are you looking at and what would the timing be?

Doug Kessler:	Well all those are great questions and the challenge in answering them is that, as you know in this market, there are a lot of moving pieces. There’s a lot of interest among smart money to partner up with capable groups like ours to find opportunities when there’s a bit of a dislocation in the market.

We’ve off and on, as you know, talked about joint ventures. I would just assume that by the mere fact that we’re making a comment in this release script that we’re moving forward as best as we can to structure something which we think would be shareholder accretive.

I think it’s best to just leave it at this point that we hope to report soon on some progress and we’ll just have to keep you and the investment community posted there.

Participant 4:	Well I do appreciate the fact that it was in this script because it seems to have been out before it seemed like it was off the table and now it definitely appears to be on the table.

I still would like to have at least some understanding of whether you would consider, for example, are we talking about $100 million or $1 billion that you would be willing to contribute into a joint venture?

Doug Kessler:	I think that our view is that, you know, when we talk about joint ventures, there could be just one, there could be more than one joint venture ideas that we’re working on.

As you know, we try to be pretty capital savvy with what we do with our debt, our equity, our joint venture discussions, and you’ll know that, obviously before we were public, we had a lot of joint venture capital partners, so we think we’re pretty tied into the opportunities and the structuring within that market.

Sizing-wise, you know, our view would be that in general if we could find the right joint venture partner, it would be one that has, sort of evergreen or growth type capital.

So, you know, in a way that would facilitate appreciation, either in our vehicle through returns, fees, promotes and what not, so size is really a function of the desire of our capital partner to continue to see similar opportunities that we see.

Participant 4:	Okay, thanks.

Participant 5:	Good morning. I wanted to get a clarification, Doug, on the number of renovation projects that are ongoing. There were eight. I think you said you completed two of them?

Doug Kessler:	Sure, so...

Participant 5:	So there were eight and that leaves six and then you mentioned ten. Is that ten more or is that four more on top of the six?

Doug Kessler:	That is ten more.

Participant 5:	So at some point in the fourth quarter, there’ll be 16?

Doug Kessler:	Yes, that’s correct.

Participant 5:	Now I’ve confused myself. Sixteen of the 114 under some type of renovation?

Doug Kessler:	That’s correct. There’s actually a table that we include in our earnings release.

Participant 5:	I saw that, the very last page?

Doug Kessler:	Exactly. And that specifies the question that you’re asking about. And you can see that we try to have our renovations concentrated around the fourth quarter and the first quarter since that’s, for most hotels, the slower periods. So that’s what we’re trying to do.

Participant 5:	Okay and then, for Dave, you had broken down the number of shares to get to the 142. Can you give us those same numbers for the second quarter?

David Kimichik:	I don’t think they changed for the second quarter. I think they were exactly the same.

Participant 5:	I think in the second quarter it was $129 million total?

David Kimichik:	No I think the – we ended the quarter with the same share mix, 143.6 all combined.

Participant 5:	You did, okay I’ll have to.

David Kimichik:	During the second quarter, we did an equity offering.

Participant 5:	Oh, at the end of the quarter – okay, so during, let’s see, during the quarter then the 122 common shares are left on an average, but the B shares and the OP shares were the same?

David Kimichik:	That’s correct.

Participant 5:	Okay, good. And then, lastly, franchise fees – where are the franchise fees in the income statement?

David Kimichik:	They are in the indirect.

Participant 5:	Indirect, and about how much are those on a quarterly basis? Or what were they in the quarter?

David Kimichik:	You can actually calculate that if you go to the – for the quarter approximately $8 million is our expense in the franchise fee category.

Participant 5:	Okay and you said they – it can be calculated? How can I do that going forward?

David Kimichik:	No, I don’t think it can. The change in the franchise fees can be calculated but the aggregate number can’t be.

Participant 5:	Okay. How do I do the change?

David Kimichik:	If you look at the expense margin table, we give a breakdown and we’ve been doing this for several years now, of the change of the cost category pursuant to a percentage of gross revenue.

Participant 5:	Right.

David Kimichik:	So you can go back and historically look at how...

Participant 5:	Okay. I’ll figure that out. Thanks a lot.

David Kimichik:	Okay.

Participant 6:	You guys consistently have a rosy outlook for the business you’re in. I’m curious to what degree do you look at the weakness of the dollar as helping the hotel business in the U.S.?

Monty Bennett:	Well the help could be from international travelers. That’s the help. You know, what can happen is that we could have an increased number of international travelers. It usually takes a little while to work through the system as people feel comfortable with that change and then for people to plan their vacation.

So we might see some impact from that, I think, maybe closer to the summer. Some of the impacts on the weaker dollars is that our shares themselves might be more attractive to international investors as yields and the evaluation from their standpoint is more attractive.

Participant 6:	Would that also encourage domestic travelers to stay home and book your hotel versus overseas?

Monty Bennett:	Quite possibly.

Participant 6:	Thanks a lot.

Monty Bennett:	Sure.

Participant 7:	Hi. I just want to be clear. So you’re cap ex guidance of $280 million, that includes the $50 million of ROI projects?

Monty Bennett:	No it does not.

Participant 7:	Okay. It’s 330 of total spendings over the next five quarters?

Monty Bennett:	That’s right.

Participant 7:	Okay.

Monty Bennett:	It’s over all of 2007 and all of 2008 and so you have to back out the $77 million spent year to date through the first three quarters to get for the next five quarters.

Participant 7:	But it’s $330 million for the two year period?

Monty Bennett:	That’s correct.

Participant 7:	The – you mentioned you look like you’re maybe getting more into the mezzanine financing business again. I was just curious, do you have any kind of sense of where you could see that going? Or what kind of size that portfolio could go to? Or is there a guideline you could give us of where you might expect that to go?

Monty Bennett:	Sure. We do see opportunities in the mezzanine lending market today. We are looking at a number of opportunities. We don’t see that, though, growing to be more than 3% to 7% of our platform at the highest end because we just don’t see it growing that big. So it’ll still going to be a modest portion of our platform.

Participant 7:	Okay. And then two of the loans that you bought back in January of ’07 was a Hilton that was going to be converted, I think, to a Meridian and a Wyndham that was going to be converted to a Sheraton. I was wondering, were those hotels ultimately converted or are they still under the same flags?

Monty Bennett:	They have not been converted yet.

Participant 7:	Okay so they’re still operating as a Hilton and a Wyndham?

Monty Bennett:	No, one of them – the Meridian – is – the one that was being converted to a Meridian is not a Hilton. It’s just an independent.

Participant 7:	Okay. Okay, are they still planning to be converted or...

Monty Bennett:	Yes.

Participant 7:	And then the final thing I wanted to ask – do you have any color just on the recent trends in San Diego with the fires? I’m not sure how much exposure you have in that market, but I think some. I mean, were you – did you see, you know, evacuees replacing any business that was lost or kind of, just short term what’s going on with trends there in that market.

Monty Bennett:	Sure. We’ve surveyed our properties in that part of the country and you know, some have got a negative, some have got a net positive because of dislocated people.

Our Torrey Pines is the one that will be most affected. At this point we see it – it’s about a half million worth of – a group that has cancelled because of it. Some of that is made up by refugees and they’re staying there for a little while, but at this point and time, we don’t see it to be material one way or the other.

Participant 7:	Okay, thank you.

Participant 8:	Hi. I have a question about the $50 million of targeted ROI projects. I’m just wondering how many properties that would be spent on and what kind of projects they’re going to be?

And then looking out into 2009, maybe how many more properties you see opportunities on, if you think about it like that?

Monty Bennett:	Sure. On the $50 million, it’s going to affect something like a half dozen to a dozen type properties with the exception that these monies may be spent on energy projects, number one, and those are going to be across all properties just about where we can replace through the wall units with more efficient units, we can replace light bulbs, we can do everything we can to save on energy. That’ll be across the portfolio but very little disruption because of that.

And in the other properties, it’s going to be the addition of a spa or two or three. That won’t have much impact on the hotels because we’ve been in a place that’s unutilized or under utilized right now.

And we’re also looking at rooms additions and meeting space additions, converting existing space within the building envelope to meeting space and/or to guest room, or adding on to those existing envelopes.

As far as 2009, going forward, we see a lot of opportunity but we are being careful about how much capital we put into the assets and have decided to reserve until the spring or the fall of next year to decide how much we’re going to spend in ’09 and going forward.

But we do see quite a bit of opportunities but we’ve got to employ a balance of investing money in these opportunities and getting those great returns, but at the same time, not disrupting our current earnings very much along the way.

Participant 8:	Okay so the $50 million in 2008, it sounds like there’s still a lot of moving parts just in terms of what you’re doing, which projects, and how many you’re doing?

Monty Bennett:	We’ve got a decent amount of it nailed down, maybe about half and half and the other half we’re still evaluating. We’ve got way more projects than we want to spend but we just want to be disciplined.

But this $280 million that we’re already spending in cap ex in ’07 and ’08, we just want to be cautious about how much more we spend because of disruption.

Participant 8:	Okay. And also on the potential of JVs, do you imagine putting – would you be putting the current properties you own in or, you know, buying additional hotels to put into the JVs.

And if they are your current properties, are you picturing putting in the stabilized properties where you don’t see these ROI projects or large cap ex projects? Or would they be things with some redevelopment opportunity?

Monty Bennett:	Fortunately because of the diversity of our platform, we have a lot of options with our asset base including you can break down our portfolio easily into three segments – our mezzanine portfolio, our select service portfolio, and our upper upscale portfolio. All of them we think are very high quality and components of some or any of those would be desirable for joint venture capital today.

So I think rather than commenting on which of those we are having discussions with, I think it’s just important to recognize that we have some fantastic assets that capital is desirous of today and we’re going to pursue opportunities that we think are going to be creative.

The ROI and value ad projects – just to comment on that – are ones that are really not that disruptive so we don’t really distinguish them from the rest of the group in terms of, you know, market appetite one way or the other.

Participant 8:	Okay, okay that’s all. Thanks.

Participant 9:	Good morning guys. Two questions actually – first, can you tell us what you’re projecting for rooms out of service in each of the next four or five quarters? Do you have that handy?

Monty Bennett:	We don’t project a specific number of rooms out of service because that’s such a changing number. But I think a good gauge on that will be to look at that page – the last page of our earnings release to look at how many hotels are under major renovation. That should be a better guide as far as how much impact it might have on our earnings.

Participant 9:	Do you have a rough sense, maybe, about how many – how much of those renovations pertains to rooms or common area and maybe back of house changes or things that might not be as impactful to guests?

Monty Bennett:	Let me take a look here. Yes they look to be mostly rooms. I’d say about 75% are rooms related.

Participant 9:	Okay that’s helpful. And then I guess a question for Kimo – how much of your overall debt can be paid down without penalty? Or maybe perhaps a better way to put it is, how much of your more costly debt can be paid down without penalty over the next year?

David Kimichik:	Well the floating rate debt, by and large, can be paid down. There is a pre-payment penalty on one of the loans but it’s fairly insignificant. And then some of the fixed rate debt is anniversarying to being paid down but there are, you know, the fees and defeasances or things like that.

But I think, to answer your question, I would look at the floating rate debt as being the barometer of that debt available for that.

Participant 9:	Okay, thank you guys.

Monty Bennett:	And just another point on that is that to the extent that we do a JV or something like that, then the JV would be assuming debt, the fixed rate debt because our fixed rate debt is fairly attractive right now and we don’t want to refinance.

Participant 9:	Okay great.

Participant 10:	Hey guys, thanks. I just want a couple follow up questions on the lending business. The first one, you mentioned that spreads have widened from 350 to now it’s 600 to 800 bps today. Is that what you had said earlier?

Doug Kessler:	That’s about right. It’s hard to get a firm handle on it because the market’s just not as fluid and it’s not as liquid.

Participant 10:	Okay.

Doug Kessler:	But that’s our take on it, yes – 350 to 450 to 600 to 800.

Participant 10:	So it kind of stops at 450 on it’s way to 600 to 800. Have you seen the – changes in the required equity on deals? And you mentioned also that you might get more active in it. Do you see the opportunity in the mezz space where I think most of your portfolio is? Or do you see it higher in the capital stack? So where do you plan on playing it going forward?

Doug Kessler:	The requirement for equity has certainly increased. I think the loan to values and the capital stack, where previously you could get 85% quotes from many lenders today I think you see a lot of lenders, kind of, topping out at 75%. So that’s where we sort of view the ceiling right now.

And then your second question, I’m sorry.

Participant 10:	I think the portfolio today is mostly mezzanine debt. Is that where you see the opportunity or do you see it higher in the capital stack?

Doug Kessler:	Well we sort of view the mezzanine debt as really the last dollar of the capital stack so, you know, we clearly think that there’s the opportunity to provide financing where several of our competitors that were bidding in this market have now, you know, stepped on the sideline or have been forced on the sidelines because of troubles within their own portfolio due to – you know, many of them were also involved in sub prime or were backed by CDO structures which have now been essentially erased from the market.

So we think we’ve got, you know, a compelling advantage to provide capital up to where the capital stack is going. So it could be 75% to 80%.

I mean, we clearly have an enhanced advantage of going north of there and as a result of that that’s the reason why pricing has widened out just because of the removal of liquidity in the market.

And so we’ve capitalized on this situation before and we intent to buy in the market aggressively for similar type opportunities and underwrite them in a way that we are comfortable where our last dollar of debt is.

Participant 10:	Okay thanks guys.

END